EXHIBIT 99.2

Anadolun Madencilik Ltd. Sti
and
Texada Ventures Inc.

LOAN AGREEMENT

This Loan Agreement is entered into this 20th day of May, 2011 by and between Texada Ventures Inc., a Nevada corporation (“Texada”), and Anadolun Madencilik Ltd. Sti., a limited company under the provisions of the Turkish commercial code (“Anadolun”).

The Texada and Anadolun have entered into a Term Sheet dated May 20, 2011 (the “Term Sheet”) under which the parties agreed to enter into the Definitive Agreement on or before July 1, 2011, under which Anadolun agrees to grant the Company an option to acquire or earn a 95% interest in Anadolun’s Karasu Rare Earth Metals Project located in the Sakarya Province, Turkey (the “Transaction”).  Under the terms of the Term Sheet, Texada agreed to advance Anadolun a $200,000 bridge loan (the “Bridge Loan”) in consideration for the issuance of a promissory note (the “Promissory Note”).

Each of Anadolun and Texada agree that it is in the best interest of the parties and their respective shareholders to execute and deliver this Loan Agreement to specify the terms, conditions and obligations of Anadolun under the Bridge Loan.  Accordingly, each of Anadolun and Texada agree as follows:

1.	Texada agrees to advance Anadolun sum of Two Hundred Thousand Dollars (US$200,000).

2.	Anadolun agrees to issue Texada the Promissory Note in substantially the form attached to the Term Sheet as Schedule B-1.

3.	Anadolun represents, warrants and agrees that the proceeds of the Bridge Loan will use only for the purposes described on Schedule A, attached hereto.

4.	This Loan Agreement may not be amended or modified except by an instrument in writing duly executed by the parties.

5.	This Loan Agreement may not be assigned by either party without the prior written consent of the other Party.

6.
This Letter Agreement shall be construed, interpreted, governed and applied in all respects in accordance with the laws of the state of Nevada, without giving effect to principles of conflicts of laws.  Any controversy, claim or dispute relating to this Letter Agreement shall be resolved in the courts having jurisdiction in the state of Nevada.  Each party hereby consents to jurisdiction in the state of Nevada.

IN WITNESS WHEREOF, the parties have entered into this Letter Agreement as of the day first written above.

Texada Ventures Inc. By: /s/ David Brow Its: __________________________	Anadolun Madencilik Ltd. Sti. By: /s/ Ercan Aygun Its: __________________________

SCHEDULE A

Bridge Loan Allocation of Funds

The $200,000 to be advanced to Anadolun Madencilik Ltd. Sti. (“Anadolun”), is a debt obligation (the “Bridge Loan”) evidenced by a Promissory Note.  Anadolun will use the Bridge Loan as follows:
:

Line Item Expense	Amount in US$
Commitment to exploration*	$80,000
Mining Consultant fees	$35,000
Analytics/Lab work	$25,000
Administration	$25,000
Rental of Mining Equipment	$15,000
Office Pre-Establishment	$20,000
Total	$200,000

*as required by Turkey’s Directorate General of Mineral Research and Exploration